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                                                                 EXHIBIT 10.35

                         CORPORATE SERVICES AGREEMENT

   Corporate Services Agreement (this "Agreement"), dated as of July 1, 1996, by and between Titan Pharmaceuticals, Inc., a Delaware corporation ("Titan"), and Ingenex, Inc., a Delaware corporation (the "Company").

   WHEREAS, the Company proposes to offer for sale to the public up to approximately 37% of its common stock, $.001 par value per share (the "Common Stock;" the Common Stock, together with all other voting capital stock of the Company, shall be collectively referred to herein as the "Voting Capital Stock"), pursuant to an initial public offering (the "Public Offering");

   WHEREAS, immediately subsequent to the Public Offering, Titan will continue to own approximately 51% of the issued and outstanding Voting Capital Stock; and

   WHEREAS, prior to the execution hereof, Titan provided certain managerial, administrative and financial services to the Company, including, among other things, financial and treasury functions, tax services, administration of employee benefit plans and human resources (as more fully described in Section 1(a) hereof, the "Services"); and

   WHEREAS, to facilitate Titan's and the Company's separate ongoing businesses and to reduce unnecessary additional overhead and personnel costs, Titan and the Company desire to enter into this Agreement to set forth the terms upon which Titan will continue to provide the Services to the Company.

   NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   1. Services.

   (a) The Company hereby engages Titan to provide, and Titan agrees to provide, to the Company in conformity with the service requirements and standards of Titan, as of the date hereof, the following services, which shall be provided throughout the term of the Agreement, without specific request, unless otherwise indicated:

        (i) Financial/Accounting. Titan shall process bi-weekly and special payroll checks and shall prepare and file related bi-weekly, monthly, quarterly and annual payroll tax returns for the Company. The Company shall use Titan's accounts payable system for processing vendor invoices and check requests and Titan shall process payments of accounts payable based upon the due dates the Company provides in Titan's accounts payable system. Titan shall review tax computations and prepare for the Company tax filings for excise tax, property tax and sales tax, income tax, franchise tax and business licenses. Titan also will maintain a general ledger of the Company and prepare periodic expense statements, financial statements and other necessary





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       documents required in connection with the Company's filings with the
       Securities and Exchange Commission. The Company hereby authorizes and appoints Titan as its attorney-in-fact solely for the purpose of filing any necessary returns or filings required to be filed by the Company pursuant to this Agreement. The Company shall, no later than two (2) days prior to the due date for any tax payment, excluding payroll taxes, fund the amount of the tax liability previously communicated in writing to the Company by Titan. The Company shall use Titan's software to process routing, billing and records, and Titan shall provide related support as needed.

        (ii) Healthcare Claims Processing. Titan shall coordinate healthcare claims processing and premium billing and shall process periodic monthly enrollments for the Company. The Company shall, no later than the tenth (10th) day of each month, fund the amount of all healthcare insurance premiums as previously communicated in writing to the Company by Titan by the fifth day of each month. Titan shall assist the Company in its open enrollment process. Titan shall process documentation with respect to any Company benefit plan. Titan shall prepare necessary filings for governmental agencies related to the Company benefit plans.

        (iii) Human Resources. Titan shall provide all human resource services, including administration of employee benefit programs.

   (b) The foregoing list of services shall not be deemed exhaustive and may be changed upon the mutual agreement of the Company and Titan.

   2. Fees.

   (a) In consideration of Titan providing the Services to the Company, the Company shall pay to Titan, or to any of its subsidiaries as Titan shall designate, the fees set forth in Section 2(b) hereof. Such fees will hereinafter collectively be referred to as the "Management Fee."

   (b)

       SERVICE                         MONTHLY FEE
       ----------------------------  --------------
       Financial/Accounting  .......    $ 6,500.00
       Healthcare Claims Processing       2,000.00
       Human Resources  ............      1,500.00
                                     --------------
                                        $10,000.00
                                     ==============

   3. Indemnification.

   (a) The Company agrees to indemnify Titan and/or its subsidiaries (collectively, the "Titan Group") and the employees of Titan who provide services hereunder (the "Titan Providers," individually, a "Titan Indemnitee" and collectively, the "Titan Indemnitees"), if a Titan indemnitee is made, or threatened to be made, a party to any action, claim or proceeding, whether civil or criminal, including any action by or in the right of the Company, by reason of the provision of services by Titan and/or the Titan Providers to the Company pursuant to the terms of this Agreement (other than any action by the Company against Titan by reason of a breach of this

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Agreement by Titan) against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys' fees (collectively, "Losses"); provided, however, that the foregoing indemnity shall not apply to any Losses to the extent such Losses resulted primarily from the willful misconduct, gross negligence or bad faith of a Titan Indemnitee.

   (b) Titan shall be liable for, and agrees to indemnify the Company against, any claim, damage or loss incurred by the Company resulting from or arising out of any act or omission by Titan or a Titan Provider in connection with the performance or non-performance of any of Titan's duties under this Agreement to the extent that such act or omission resulted from the willful misconduct, gross negligence or bad faith of Titan or a Titan Provider.

   4. Responsibility for Providing Compensation and Fringe Benefits to Service Providers. Titan shall bear all of the costs and expenses of the personal compensation, fringe benefits and perquisites, including, without limitation, pension, life insurance, health insurance, hospitalization and other forms of insurance, of the Titan Providers, and such persons shall not be entitled to any compensation or benefit from the Company for services performed for the Company in any capacity pursuant to this Agreement.

   5. Status as Independent Contractor. It is expressly understood between the parties hereto that all of the Titan Providers shall be independent contractors with respect to services provided by the Titan Providers to the Company hereunder, unless and to the extent that such Titan Providers are employed separately by the Company. It is also expressly agreed that, unless and to the extent that such Titan Providers are employed separately by the Company, Titan shall be solely responsible for the withholding and payment of any and all taxes and other sums required to be withheld or paid by an employer pursuant to any and all state, federal or other laws with respect to all Titan Providers rendering services hereunder.

   6. Work Product; Confidentiality. Titan agrees, on behalf of itself and its employees, representatives and agents, including, without limitation, the Titan Providers, that all memoranda, notes, records or other documents made or compiled by Titan and its employees, representatives and agents (including, without limitation, the Titan Providers) in the fulfillment of Titan's obligations under this Agreement or otherwise, or made available to any of them concerning any Company Information (as defined below) shall be the Company's property and shall be delivered to the Company upon the termination of this Agreement or at any other time upon the Company's request. None of Titan or its employees, representatives and agents (including, without limitation, the Titan Providers) shall, directly or indirectly, knowingly use, for themselves or others, or divulge to others, other than in the ordinary course and in furtherance of the Services to be provided hereunder, any secret or confidential information, non-public information, knowledge, or data of the Company or its collaborators (collectively, the "Company Information") obtained by any of them as a result of Titan's performance of this Agreement, unless authorized by the Company. The provisions of this Section do not extend to any portion of such Company Information which becomes generally available to the public other than as a result of a disclosure by the recipient or its representatives, subsidiaries or affiliates, and will not be deemed to restrict the recipient from complying with any order, request or decree of any court, government or other regulatory body to produce any such information, but upon receiving notice that any such order, request or decree is being sought, the

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recipient will promptly give the Company notice thereof and agree to cooperate with the Company's efforts, if any, to contest the issuance of such order, request or decree. The provisions of this Section shall survive the termination or expiration of this Agreement.

   7. Term. This Agreement will commence on the date hereof (the "Commencement Date") and continue for one year from the Commencement Date. This Agreement shall be extended automatically for additional one year terms unless terminated by either party hereto upon 60 days prior written notice given as provided herein to the other party hereto. Notwithstanding the foregoing, the Company shall have the right to terminate any of the Services provided by Titan and receive a corresponding pro rata reduction in the Management Fee and/or the fees payable pursuant to Section 2 hereof upon thirty (30) days prior written notice to Titan.

   8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), or, if sent by overnight courier, one (1) day after deposit with an overnight courier, or, if mailed, three (3) days after the date of deposit in the United States mails, as follows:

 To Titan:           Titan Pharmaceuticals, Inc. 400 Oyster
                     Point Boulevard, Suite 505 South San
                     Francisco, California 94080 Attention:
                     President Telecopy No.: (415) 244-4956

To the Company:      Ingenex Inc. 1505 O'Brien Drive, Suite B
                     Menlo Park, California 94025 Attention:
                     President Telecopy No.: (415) 617-9574

Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder.

   9. Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, oral agreements, commitments and writings with respect to such subject matter.

   10. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by both parties.

   11. Governing Law. This Agreement and the rights and remedies of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable

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to agreements made and to be wholly performed within such State, without regard to the conflicts of laws principles of such State. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New Castle, State of Delaware, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

   12. Assignment. Neither Titan nor the Company may assign any of its rights, benefits or duties under this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. This Agreement is binding on and will inure to the benefit of the parties and their respective permitted successors and assigns.

   13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto (and the Titan Indemnitees), and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

   14. Captions. Captions and section headings are used for convenience of reference only and are not part of this Agreement and may not be used in construing it.

   15. Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision or remedies otherwise available to any party hereto.

   16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together constitute one and the same instrument.

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   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                          TITAN PHARMACEUTICALS, INC.

                                          By: /s/ Louis R. Bucalo
                                              ------------------------------
                                          Name: Louis R. Bucalo
                                          Title: President and Chief
                                          Executive Officer

                                          INGENEX, INC.

                                          By: /s/ Mark E. Furth
                                              ------------------------------
                                          Name: Mark E. Furth
                                          Title: President and Chief
                                          Executive Officer

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